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Exhibit 99

FROM:	Edelman Worldwide  	    	FOR:	Pittway Corporation
    		Financial Relations				       200 South Wacker Drive
    		200 East Randolph Drive		    	Suite 700
	    	Chicago, Illinois 60601			    Chicago, IL 60606-5802
		    Phone: (312) 240-3000		      	Phone:  (312) 831-1070


                      FOR IMMEDIATE RELEASE
    For further information contact Gary Strong at Edelman or
                  Edward J. Schwartz at Pittway.


         PITTWAY ANNOUNCES POTENTIAL SIGNIFICANT INCREASE
                  IN VALUE OF CERTAIN INVESTMENTS

     Chicago, Illinois, December 21, 1995 --- Pittway Corporation
(AMEX) noted today that two private companies in which it holds common stock investments, United States Satellite Broadcasting,
Inc. ("USSB") and Cylink Corporation ("Cylink"), have recently filed registration statements with the Securities and Exchange
Commission for initial public offerings of their common stock.
     USSB's registration statement does not state an anticipated public offering price.  It calculates the registration fee based on a proposed maximum offering price of $24.00 per share.  If the offering is completed at $24.00 per share, the market value of
Pittway's 4.79 million shares of USSB's common stock will be approximately $115 million, which exceeds the $20 million cost at which it is carried on Pittway's books by approximately $95
million.
	    Cylink's registration statement also does not state an anticipated public offering price. It calculates the registration fee based on a proposed maximum offering price of $10.00 per share. Pittway accounts for its 8.61 million shares of common stock in
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     Cylink using the equity method.  If the offering is completed at
$10.00 per share, the market value of Pittway's holdings will be approximately $86.1 million. Based on the number of shares registered for sale for Cylink's account, Pittway's recorded value for its Cylink investment would increase from $7.5 million to $18.2 million. The $10.7 million increase less related deferred income taxes, will be credited directly to stockholder's equity.
    	Pittway is not a seller of shares in either initial public offering, except that Pittway has agreed to sell 622,500 shares of its USSB common stock if USSB's Underwriters' over-allotment option is exercised.
	    Pittway noted that there can be no assurance that either initial public offering will be completed or that, if completed, either will be completed at its proposed maximum offering price or for the number of shares initially registered. Additionally, there can be no assurance that if and when the shares are traded they will remain at or above their offering prices.
	    The registration statements referred to in this press release have not yet become effective. The securities which are the subject thereof may not be sold nor may offers to buy be accepted prior to the time the registration statements become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy.
	    Pittway is a manufacturer and distributor of professional burglar and fire alarm equipment; a publisher of trade magazines and directories; and a participant in joint venture real estate developments.